Exhibit 5.1

Mark Ballantyne

+1 703 456 8084

mballantyne@cooley.com

February 8, 2024

Clearside Biomedical, Inc.

900 North Point Parkway

Suite 200

Alpharetta, GA 30005

Ladies and Gentlemen:

We have acted as counsel for Clearside Biomedical, Inc., a Delaware corporation (the “Company”), in connection with the sale by the Company of (i) 11,111,111 shares (the “Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”) and (ii) warrants to purchase up to 11,111,111 shares of Common Stock (the “Warrants”) pursuant to the Registration Statement on Form S-3 (File No. 333-271902) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated February 6, 2024, filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”). The shares of Common Stock issuable upon exercise of the Warrants are hereinafter referred to collectively as the “Warrant Shares.”

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, and such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and, as to the Warrants constituting legally binding obligations of the Company, the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With regard to our opinion as to the Warrants and the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, antidilution adjustments to outstanding securities of the Company or other matters cause the Warrants to be exercisable for more shares of the Common Stock than the number available for issuance by the Company. Further, we have assumed that the exercise price of the Warrants at the time of exercise is equal to or greater than the par value of the Common Stock.

COOLEY LLP ONE FREEDOM SQUARE RESTON TOWN CENTER 11951 FREEDOM DRIVE RESTON, VA 20190-5640

T: (703) 456-800 F: (703) 456-8100 COOLEY.COM

Clearside Biomedical, Inc.

February 8, 2024

Page Two

Our opinion is subject to the following additional qualifications and limitations:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law;

(ii) Our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by applicable law and by public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought;

(iii) We express no opinion with respect to any provision of the Warrants that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Warrants, (b) specifies provisions that must be waived in writing, to the extent that an oral agreement or implied agreement by trade practice or course of conduct has been created that modifies such provision; (c) contains a waiver of an inconvenient forum, (d) provides for liquidated damages, buy-in damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies; (e) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, service of process or procedural rights; (f) restricts non-written modifications and waivers; (g) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (h) relates to exclusivity, election or accumulation of rights or remedies; (i) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable; (j) authorizes or validates conclusive or discretionary determinations; or (k) specifies a party’s waiver of any breach or any provision is not to be construed as a waiver by such party of any prior breach of such provision or of any other provision of the relevant agreement; and

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

On the basis of the foregoing, and in reliance thereon, and subject to the qualifications set forth herein we are of the opinion that (i) the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable, (ii) the Warrants, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will constitute binding obligations to the Company, and (iii) the Warrant Shares, when sold and issued against payment therefore in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

COOLEY LLP ONE FREEDOM SQUARE RESTON TOWN CENTER 11951 FREEDOM DRIVE RESTON, VA 20190-5640

T: (703) 456-800 F: (703) 456-8100 COOLEY.COM

Clearside Biomedical, Inc.

February 8, 2024

Page Three

Our opinion set forth above is limited to the matters expressly set forth in this letter, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Cooley LLP

By:	/s/ Mark Ballantyne
Mark Ballantyne

COOLEY LLP ONE FREEDOM SQUARE RESTON TOWN CENTER 11951 FREEDOM DRIVE RESTON, VA 20190-5640

T: (703) 456-800 F: (703) 456-8100 COOLEY.COM